Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-04703


                             IDM ENVIRONMENTAL CORP.

                   PROSPECTUS SUPPLEMENT DATED OCTOBER 8, 1997
                                       to
                          Prospectus Dated May 29, 1996


This Prospectus Supplement supplements the Prospectus dated May 29, 1996 (the "Prospectus") of IDM Environmental Corp. (the "Company") relating to the resale of shares of common stock issuable upon exercise of stock options granted under the IDM Environmental Corp. 1995 Stock Option Plan (the "1995 Plan"). This Supplement sets forth a list of the current selling shareholders (the "Selling Shareholders") and updates the number of shares available to be resold by each Selling Shareholder under the 1995 Plan. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information contained herein supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meaning specified in the Prospectus.

                              SELLING SHAREHOLDERS

This Prospectus relates to the reoffer and resale of the following Shares which may be issued to the following affiliates of the Company (the "Selling Shareholders") under the 1995 Plan:

                                                                             Number of Shares
                                                                           Available to be Resold
         Name                          Position                             Under the 1995 Plan
-------------------   -------------------------------------------------    ----------------------
Joel A. Freedman      President, Chief Executive Officer and Director           175,000
Frank A. Falco        Executive Vice President, Chief Operating Officer
                      and Chairman of the Board                                 175,000
Michael B. Killeen    Treasurer and Chief Financial Officer                      20,000
Frank Pasalano        Vice President of Operations                                5,000
James R. Harrigan     Vice President of Environmental Services                    5,000
John M. Tuohy         Vice President of Nuclear Services                          5,000
John Klosek           Vice President of Engineering                                 500
Joe Dias              Vice President of Sales and Purchasing                      1,000
Jose Capote           Vice President of Business Development                     12,500
Stuart Brown          Vice President and General Counsel                         20,000
Robert McGuinness     Director                                                   10,000
Frank Patti           Director                                                   10,000
Richard Keller        Director                                                    5,000

Information concerning the Selling Shareholders may change from time to time and will be set forth in future supplements. Accordingly, the identity of the Selling Shareholders may change and the number of Shares offered hereby may increase or decrease. A full Prospectus will be provided upon request.